Exhibit 10.21

SUMMARY OF 2016 CASH INCENTIVE BONUS ARRANGEMENTS

WITH DENNIS WERTH

First Half 2016 Cash Incentive

Dennis Werth is entitled to a cash incentive which is tied to the achievement of financial performance goals of (i) Newport Corporation (which is a subsidiary of MKS Instruments, Inc. (the “Corporation”), which was acquired by the Corporation on April 29, 2016) and all of its subsidiaries (collectively, the “Newport Group”), and (ii) the Photonics group of the Newport Group, in each case for the period January 1, 2016 through June 30, 2016 (“First Half 2016”).

The financial measures are based upon:

•	the worldwide operating income for the Newport Group (15%)

•	Photonics group operating income after tax (35%)

•	Photonics group sales (30%)

•	Photonics group cash flow (20%)

Mr. Werth’s target cash incentive is set at 60% of his base salary for the First Half 2016. There are minimum, target and maximum achievement levels (corresponding to payout levels of 50%, 100% and 200%, respectively) for each financial measure. Payouts are prorated on a straight-line basis for achievement between the minimum and target levels or between the target and maximum levels. If the Newport Group does not exceed the minimum performance level for its measure, no payout would be made for that measure. In addition, the payout for all of the financial measures is conditioned upon the achievement of at least 90% of the minimum level for Mr. Werth’s Photonics group operating income after tax.

Second Half 2016 Cash Incentive

Mr. Werth’s cash incentive program for the period July 1, 2016 through December 31, 2016 (“Second Half 2016”) with Newport Corporation is substantially similar to the cash incentive program in place for other Executive Officers of the Corporation, except that:

•	Mr. Werth’s program relates to performance during the Second Half 2016 only

•	Mr. Werth’s Target Bonus Amount is 75% of his Second Half 2016 eligible earnings

•	Mr. Werth’s Financial Performance Objectives is based solely on the operating income targets of the Newport Group for the Second Half 2016